Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

MEDIWOUND LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.07 per share (“Ordinary Shares”)	Other(2)	1,168,866 (3)	$17.77(2)	$20,770,748.82	$0.0001531	$ 3,180.01
	Equity	Ordinary Shares	Other(4)	248,100(5)	$18.54(4)	$4,599,774	$0.0001531	$704.23
	Equity	Ordinary Shares	Other(2)	21,950(6)	$17.77(2)	$390,051.50	$0.0001531	$59.72
Total Offering Amounts				1,439,016		$ 25,760,574.32		$ 3,943.96
Total Fees Previously Paid								--
Total Fee Offsets								--
Net Fee Due								$3,943.96

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the MediWound Ltd. 2024 Share Incentive Plan, as amended (the “2024 Plan”).

(2)
Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $17.77 per share, which represents the average of the high ($18.2871) and low ($17.235) prices of the ordinary shares as reported on the Nasdaq Global Market on March 12, 2025.

(3)
Represents ordinary shares available for issuance pursuant to potential future grants under the 2024 Plan, including ordinary shares that may be rolled over to the 2024 Plan from the MediWound Ltd. 2014 Equity Incentive Plan (the “2014 Plan”), upon expiration, cancelation, termination, forfeiture, repurchase, or settlement in cash in lieu of issuance of shares, of awards under the 2014 Plan.

(4)	Calculated in accordance with Rule 457(h)(1) promulgated under the Securities Act, based on the exercise price of outstanding options that have been granted under the 2024 Plan.

(5)
Consists of ordinary shares issuable upon exercise of options that are outstanding under the 2024 Plan, which options are exercisable at the exercise price shown in this row in the column “Proposed Maximum Offering Price Per Unit”

(6)	Consists of ordinary shares issuable upon vesting and settlement of Restricted Shares Units (RSUs) that are outstanding under the 2024 Plan.